IRK: TSX-V

IRKLF: PK (USA)

November 16, 2006

U.S. Securities and Exchange Commission

Kevin Stertzel

100 F Street, NE

WASHINGTON

D.C.,

20549-7010

Dear Kevin Stertzel

Re:

International KRL Resources Corp.

Form 20-F/A For Fiscal Year Ended May 31, 2005

File No. 0-50902

‘Tandy Letter’

In connection with your comments on the Company’s Form 20F for fiscal year ended May 31, 2005, the Company acknowledges the following:

▪

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

▪

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

▪

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please do not hesitate to call should you have further questions.

Respectfully submitted,

“Judith T. Mazvihwa”

__________________________

Judith T. Mazvihwa

1640-1066 West Hastings Street, Oceanic Plaza, Box 12543, Vancouver, BC V6E 3X1 Canada

P 604.689.0299  F 604.689.0288  www.krl.net